Exhibit 99.1

BIOLASE REPORTS RECORD CONSUMABLE SALES AS TOTAL SECOND QUARTER REVENUE INCREASES 17% YEAR OVER YEAR

Continues to Experience Positive Momentum and Expects to Achieve Improved Net Income and Positive Adjusted EBITDA for the Second Half of 2023

LAKE FOREST, Calif., August 10, 2023 – BIOLASE, Inc. (NASDAQ: BIOL), the global leader in dental lasers, today announced its financial results for the second quarter ended June 30, 2023.

Second Quarter Financial Highlights

•
Total revenue was $14.3 million, up 17% year over year, and the highest quarterly revenue since the fourth quarter of 2015
•
Consumable sales reached a record $4.1 million, increasing 36% year over year, driven by rising utilization of BIOLASE laser systems
•
Generated increased adoption of its industry-leading laser, with approximately 69% of U.S. Waterlase sales coming from new customers and approximately one-third from dental specialists
•
Gross margin improved 100 basis points to 43%
•
Waterlase Trial Program's ("WTP") year-to-date sales conversion success rate of approximately 56% surpassed the 2022 full year success rate by 10%

“Although we faced some macroeconomic hurdles during the quarter, we have made many improvements in the business that has led to improved financial performance as we continue to show sustainable growth and progress toward positive EBITDA performance," commented John Beaver, President and Chief Executive Officer of BIOLASE. “Our second quarter performance represents our tenth consecutive quarter of year-over-year revenue growth and demonstrates that our efforts to raise awareness of our industry-leading dental lasers continue to gain traction. Furthermore, we reported record consumable revenue, growing an impressive 36% increase from our previous record last quarter and from the second quarter of 2022, and we are hopeful that the trends in consumable usage will continue and are reflective of the improved training of our new dentists, the awareness of the value in all specialties and in particular endodontics. We continue to be subject to market dynamics that include pressure on the finances of dentists, continuing migration to dental service organizations and still a challenging environment in our international markets.

“Operationally, we achieved a WTP conversion success rate of approximately 56%, making WTP one of the most successful programs we have ever implemented. Moreover, new customers accounted for approximately 69% of our sales in the second quarter, with almost a third of the sales being generated by dental specialists. We believe that the combination of all of these positive indicators confirms the market's growing acceptance of our industry-leading lasers and inspires confidence in our growth strategy. We are also excited about the collaboration with the American Academy of Facial Aesthetics as we continue the rollout of our new fractional handpiece. I look forward to realizing the potential that Waterlase technology has for aesthetics, both for dentists and physicians.

“Concurrent with our revenue growth, we demonstrated continued improvement of our bottom line, and we believe the cost-saving initiatives we implemented during the quarter will result in additional annualized savings of $5 to $6 million beginning in the third quarter. These initiatives, along with our improving gross margins and continued revenue growth, put us on track to achieve positive adjusted EBITDA for the second half of 2023.”

Second Quarter Financial Results

Net revenue for the quarter ended June 30, 2023 was $14.3 million, an increase of 17% compared to net revenue of $12.2 million for the quarter ended June 30, 2022. U.S. laser revenue was $6.3 million for the quarter ended June 30, 2023, an increase of 14% compared to U.S. laser revenue of $5.5 million for the quarter ended June 30, 2022. U.S. consumables and other revenue for the quarter ended June 30, 2023, which consists of revenue from consumable products such as disposable tips, increased 40% year over year. International laser revenue was $2.5 million for the quarter ended June 30, 2023, essentially the same as for the quarter ended June 30, 2022. International consumables and other revenue for the quarter ended June 30, 2023, which consists of revenue from consumable products such as disposable tips, increased 24% year over year.

Gross margin for the quarter ended June 30, 2023 was 43% compared to 42% for the quarter ended June 30, 2022. The increase in gross profit as a percentage of revenue reflects improvement from changing to new suppliers, which resulted in lower warranty expenses. Total operating expenses were $10.0 million for the quarter ended June 30, 2023, compared to $10.2 million for the quarter ended June 30, 2022, a 2% decrease year over year. Operating loss for the quarter ended June 30, 2023 was $3.9 million, compared to an operating loss of $5.1 million for the quarter ended June 30, 2022, an improvement of 23% year over year.

The Company had cash and cash equivalents of approximately $6.9 million on June 30, 2023.

Net Loss and Adjusted EBITDA

The Non-GAAP Financial Measures at the end of this news release provide the details of the Company's non-GAAP disclosures and the reconciliation of GAAP net loss and net loss per share to the Company's adjusted EBITDA and adjusted EBITDA per share.

Net loss attributable to common stockholders for the quarter ended June 30, 2023 was $4.9 million, or $8.93 per share (as adjusted for the reverse stock split), compared to a net loss of $5.6 million, or $91.98 per share (as adjusted for the reverse stock split), for the quarter ended June 30, 2022. Adjusted EBITDA for the quarter ended June 30, 2023 was a loss of $2.3 million, or $4.24 per share (as adjusted for the reverse stock split), compared with an adjusted EBITDA loss of $4.1 million, or $66.87 per share (as adjusted for the reverse stock split), for the quarter ended June 30, 2022.

2023 Full Year Financial Guidance

BIOLASE is updating its guidance and now expects revenue for the second half of the year to be 15-20% higher than the comparable period a year ago. BIOLASE expects to achieve positive adjusted EBITDA results for the second half of 2023 (adjusted EBITDA is defined as net loss before interest, taxes, depreciation and amortization, stock-based and other non-cash compensation, severance expense, and the change in allowance for doubtful accounts).

Conference Call Information

BIOLASE, Inc. will host a conference call today at 4:30 p.m. Eastern Time to discuss its operating results for the second quarter ended June 30, 2023, and to answer questions. To access the live call, dial 1-888-506-0062 (U.S.) or +1 973-528-0011 (International) and provide the following code: 679201.

A live and archived webcast of the conference call will be accessible on the BIOLASE Investor Relations page. In addition, a phone replay will be available approximately two hours following the end of the call, and it will remain available for one week. To access the call replay, dial 1-877-481-4010 or +1 919-882-2331 (International) and enter replay passcode: 48764.

About BIOLASE

BIOLASE is a medical device company that develops, manufactures, markets, and sells laser systems in dentistry and medicine. BIOLASE's products advance the practice of dentistry and medicine for patients and healthcare professionals. BIOLASE's proprietary laser products incorporate approximately 259 active patents and 24 patent-pending technologies designed to provide biologically and clinically superior performance with less pain and faster recovery times as of December 31, 2022. BIOLASE's innovative products provide cutting-edge technology at competitive prices to deliver superior results for dentists and patients. BIOLASE's principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications. From 1998 through December 31, 2022, BIOLASE has sold over 45,500 laser systems in over 80 countries around the world. Laser products under development address BIOLASE's core dental market and other adjacent medical and consumer applications.

For updates and information on Waterlase iPlus®, Waterlase Express™, and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, Instagram at www.instagram.com/waterlase_laserdentistry, and LinkedIn at www.linkedin.com/company/biolase.

BIOLASE®, Waterlase® and Waterlase iPlus® are registered trademarks of BIOLASE, Inc.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements, regarding BIOLASE’s expected revenue and revenue growth. Forward-looking statements can be identified through the use of words such as “may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “continue,” “expect,” “believe,” “anticipate,” “estimate,” “predict,” “outlook,” “potential,” “plan,” “seek,” and similar expressions and variations or the negatives of these terms or other comparable terminology. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current expectations and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including, but not limited to, pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, substantial doubt regarding BIOLASE's ability to continue as a going concern, inability to raise additional capital on terms acceptable to BIOLASE and those other risks and uncertainties that are described in the "Risk Factors" section of BIOLASE's most recent annual report on Form 10-K and quarterly report on Form 10-Q filed with the Securities and Exchange Commission. Except as required by law, BIOLASE does not undertake any responsibility to revise or update any forward-looking statements.

For further information, please contact:

EVC Group LLC

Michael Polyviou / Todd Kehrli

(732) 933-2754

mpolyviou@evcgroup.com / tkehrli@evcgroup.com

Tables to Follow

BIOLASE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net revenue	$14,286	$12,235	$24,753	$22,401
Cost of revenue	8,168	7,094	15,299	12,531
Gross profit	6,118	5,141	9,454	9,870
Operating expenses:
Sales and marketing	6,189	5,402	10,812	10,216
General and administrative	2,357	3,141	4,815	5,717
Engineering and development	1,444	1,653	2,991	3,197
Total operating expenses	9,990	10,196	18,618	19,130
Loss from operations	(3,872)	(5,055)	(9,164)	(9,260)
Loss on foreign currency transactions	(235)	(103)	(215)	(223)
Interest expense, net	(583)	(430)	(1,160)	(863)
Other income (expenses), net	(147)	—	(147)	—
Non-operating loss, net	(965)	(533)	(1,522)	(1,086)
Loss before income tax provision	(4,837)	(5,588)	(10,686)	(10,346)
Income tax provision	(31)	(23)	(31)	(40)
Net loss	(4,868)	(5,611)	(10,717)	(10,386)
Other comprehensive loss items:
Foreign currency translation adjustments	39	(222)	119	(263)
Comprehensive loss	$(4,829)	$(5,833)	$(10,598)	$(10,649)

Net loss	$(4,868)	$(5,611)	$(10,717)	$(10,386)
Deemed dividend on convertible preferred stock	—	—	—	(217)
Net loss attributable to common stockholders	$(4,868)	$(5,611)	$(10,717)	$(10,603)

Net loss per share attributable to common stockholders:
Basic and Diluted	$(8.93)	$(91.98)	$(24.52)	$(173.82)
Shares used in the calculation of net loss per share:
Basic and Diluted	545	61	437	61

BIOLASE, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands, except per share data)

	June 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$6,930	$4,181
Accounts receivable, less allowance of $2,183 and $2,164 as of June 30, 2023 and December 31, 2022, respectively	5,717	5,841
Inventory	13,330	15,884
Prepaid expenses and other current assets	2,170	3,053
Total current assets	28,147	28,959
Property, plant, and equipment, net	6,371	4,278
Goodwill	2,926	2,926
Right-of-use assets, leases	1,910	1,768
Other assets	279	255
Total assets	$39,633	$38,186
LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,314	$5,786
Accrued liabilities	7,734	9,210
Deferred revenue, current portion	2,236	2,111
Current portion of term loans, net of discount	2,100	700
Total current liabilities	18,384	17,807
Deferred revenue	311	418
Warranty accrual	397	360
Non-current term loans, net of discount	11,902	13,091
Non-current operating lease liability	1,219	1,259
Other liabilities	79	362
Total liabilities	32,292	33,297
Mezzanine Equity
Series I Preferred stock, par value $0.001 per share	—	—
Series H Convertible Preferred stock, par value $0.001 per share	720	—
Total mezzanine equity	720	—
Stockholders' equity:
Common stock, par value $0.001 per share	1	—
Additional paid-in capital	314,119	301,790
Accumulated other comprehensive loss	(614)	(733)
Accumulated deficit	(306,885)	(296,168)
Total stockholders' equity	6,621	4,889
Total liabilities, convertible redeemable preferred stock and stockholders' equity	$39,633	$38,186

BIOLASE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Six Months Ended
	June 30,
	2023	2022
Cash Flows from Operating Activities:
Net loss	$(10,717)	$(10,386)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	1,573	247
Provision for bad debts	42	143
Inventory write-offs and disposals	—	(42)
Amortization of debt issuance costs	214	131
Change in fair value of warrants	(78)	—
Issuance costs for warrants	224	—
Stock-based compensation	775	1,100
Changes in operating assets and liabilities:
Accounts receivable	82	(1,986)
Inventory	(163)	(3,602)
Prepaid expenses and other current assets	713	(236)
Accounts payable and accrued liabilities	(1,903)	(232)
Deferred revenue	18	230
Net cash and cash equivalents used in operating activities	(9,220)	(14,633)
Cash Flows from Investing Activities:
Purchases of property, plant, and equipment	(944)	(578)
Net cash and cash equivalents used in investing activities	(944)	(578)
Cash Flows from Financing Activities:
Proceeds from the sale of common stock and pre-funded warrants, net of fees	8,502	5,849
Proceeds from the sale of Series H Convertible Preferred Stock, net of fees	2,738	—
Proceeds from the sale of Series H warrants, net of fees	918	—
Principal payment on loan	—	(1,000)
Proceeds from the exercise of warrants	635	—
Net cash and cash equivalents provided by financing activities	12,793	4,849
Effect of exchange rate changes	120	(264)
Increase (decrease) in cash, cash equivalents and restricted cash	2,749	(10,626)
Cash, cash equivalents and restricted cash, beginning of period	4,181	30,175
Cash and cash equivalents, end of period	$6,930	$19,549
Supplemental cash flow disclosure:
Cash paid for interest	$930	$743
Cash received for interest	$5	$17
Cash paid for income taxes	$12	$46
Cash paid for operating leases	$159	$135
Non-cash right-of-use assets obtained in exchange for lease obligation	$483	$532
Deemed dividend on preferred stock	$—	$217
Common stock issued upon exercise of preferred stock	$10,980	$—

Non-GAAP Financial Measures

In addition to the financial information prepared in conformity with generally accepted accounting principles in the U.S. (“GAAP”), this press release includes certain historical non-GAAP financial information. Management believes that these non-GAAP financial measures assist investors in making comparisons of period-to-period operating results and that, in some respects, these non-GAAP financial measures are more indicative of the Company’s ongoing core operating performance than their GAAP equivalents.

Adjusted EBITDA is defined as net loss before interest, taxes, depreciation and amortization, stock-based and other non-cash compensation, severance expense, and the change in allowance for doubtful accounts. Management uses adjusted EBITDA in its evaluation of the Company’s core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the Company may be different from similarly named non-GAAP financial measures used by other companies.

BIOLASE, INC.

Reconciliation of GAAP Net Loss to Adjusted EBITDA and

GAAP Net Loss Per Share to Adjusted EBITDA Per Share

(Unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
GAAP net loss attributable to common stockholders	$(4,868)	$(5,611)	$(10,717)	$(10,603)
Deemed dividend on convertible preferred stock	—	—	—	217
GAAP net loss	$(4,868)	$(5,611)	$(10,717)	$(10,386)
Adjustments:
Interest expense, net	583	430	1,160	863
Income tax provision	31	23	31	40
Depreciation and amortization	1,424	130	1,573	247
Severance expense	229	—	229	—
Change in allowance for doubtful accounts	59	59	42	143
Stock-based and other non-cash compensation	84	890	775	1,100
Other (income) expense, net	147	—	147	—
Adjusted EBITDA	$(2,311)	$(4,079)	$(6,760)	$(7,993)

GAAP net loss attributable to common stockholders per share, basic and diluted	$(8.93)	$(91.98)	$(24.52)	$(173.82)
Deemed dividend on convertible preferred stock	—	—	—	3.56
GAAP net loss per share, basic and diluted	$(8.93)	$(91.98)	$(24.52)	$(170.26)
Adjustments:
Interest expense, net	1.07	7.05	2.66	14.15
Income tax provision	0.06	0.38	0.07	0.66
Depreciation and amortization	2.61	2.13	3.59	4.05
Severance expense	0.42	—	0.52	—
Change in allowance for doubtful accounts	0.11	0.97	0.10	2.34
Stock-based and other non-cash compensation	0.15	14.58	1.77	18.03
Other (income) expense, net	0.27	—	0.34	—
Adjusted EBITDA per share, basic and diluted	$(4.24)	$(66.87)	$(15.47)	$(131.03)

Other (income) expense, net for the three and six months ended June 30, 2023 relates to issuance costs from the May 2023 public offering that were allocated to the Series H warrants and immediately expensed due to the liability classification of the awards. These expenses were partially offset by gains recorded on the revaluation of these awards during the period.